                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                   Post Effective Amendment No. 1 to Form S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                       SKYWAY COMMUNICATIONS HOLDING CORP.
                           (Exact Name of Registrant)

           Florida                                        65-0881662
(State or other jurisdiction of               (IRS Employer Identification No.)
incorporation or organization)

                            6021 - 142nd Avenue N
                              Clearwater, FL 33760
              (Address and Zip Code of Principal Executive Offices)

                      Corporate Creations Enterprises, Inc.
                             941 Fourth Street #200
                              Miami Beach, FL 33139
                     (Name and Address of agent for service)

                                 (305) 672-0686
           Telephone number, including area ode, of agent for service)

                         CALCULATION OF REGISTRATION FEE

                                                Proposed maximum      Proposed maximum         Amount of
Title of securities to     Amount to be            offering             aggregate           registration
    be registered           registered          price per share        offering price             fee

Common                       35,000,000              $0.13               $4,550,000             $535.53
------                       ----------              -----               ----------             -------
(1) Pursuant to Rule 457(h), the maximum offering price per share and the maximum aggregate offering price (estimated solely for the purpose of calculating the registration fee is based upon the average of the bid and asked price of the Registrant's Common Stock as of January 18, 2005.

(2) In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan herein.

________________________________________________________________________________

                         Post-Effective Amendment No. 1

                                Explanatory Note

The Board of Directors has amended its Year 2004 Stock Award Plan, increasing the authorized shares under the plan from fifteen million (15,000,000) to fifty million (50,000,000) shares of the Company's common stock. The additional thirty-five million (35,000,000) shares is registered hereunder. The Amended
Year 2004 Stock Award Plan is attached hereto as an exhibit.

________________________________________________________________________________

            PART I - INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

Item 1. Plan Information

This Prospectus is part of a Registration Statement which registered an aggregate 35,000,000 shares of $.0001 par value, common stock of Skyway
Communications Holding Corporation (the "Company") which may be issued as set forth in the Company's Amended Year 2004 Stock Award Plan (the 'Plan').

The Plan is for selected consultants and advisors to the Company and is intended to advance the best interests of the Company by providing stock-based compensation to consultants of the Company.

The Board may award and issue shares of Common Stock under the Plan to an
Eligible Individual ('Stock Award'). Stock Awards may be made in lieu of cash compensation or as additional compensation.

The individuals who shall be eligible to participate in the Plan shall be any consultant, advisor or other person providing services to the Company, provided the services are not related to any prohibited activity (hereinafter such persons may sometimes be referred to as the 'Eligible Individuals'). Prohibited
Activity shall include the following:

o Any services in connection with the offer or sale of securities in a capital-raising transaction, any services that directly or indirectly promote or maintain a market for the Company's securities, and any services in connection with a shell merger.

The Company will provide instructions to the transfer agent that transfer agent not issue shares under this S-8 unless he receives all of the following:

   1. Copy of the board resolution signed by the majority of the board of directors authorizing the contract and approving the share issuance under the Plan,
   2. Copy of the recipient's affidavit, and
   3. A stock issuance resolution signed by a Board Member.

The Plan shall terminate on April 30, 2005.

Participants may contact the Company's President at (727) 535-8211, 6021 - 142nd
Avenue N, Clearwater, FL 33760, for more information regarding the Plan.

No other person is authorized to give any information or make any representation not contained or incorporated by reference in this Prospectus, in connection with the offer contained in this Prospectus, and, if given or made, such other information or representation must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.

________________________________________________________________________________

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
________________________________________________________________________________

This Prospectus does not constitute an offer to sell or the solicitation of any offer to buy any security other than the securities covered by this Prospectus, nor does it constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation.

Item 2. Registration Information and Employee Plan Annual Information

THE COMPANY HEREBY UNDERTAKES TO FURNISH WITHOUT CHARGE TO EACH SUCH PERSON TO
WHOM THIS PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST OF SUCH PERSON,
A COPY OF ANY OR ALL OF THE DOCUMENTS DESCRIBED IN ITEM 3, PART II OF THIS
REGISTRATION STATEMENT, OTHER THAN EXHBITIS TO SUCH DOCUMENTS. REQUEST SHOULD BE
ADDRESSED TO JAMES S. KENT, 6021 142ND AVENUE NORTH, CLEARWATER, FL 33760, (727)
535-8211.

          PART II - INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The Company hereby incorporates by reference in this Registration Statement the following documents previously filed with the Securities and Exchange
Commission:

        (1) The Company's Annual Report on Form 10-KSB for the fiscal year ended
        April 30, 2004 (filed July 30, 2004).

        (2) The Company's Quarterly Report on Form 10-QSB for the three-month period ended October 31, 2004 (filed December 20, 2004); The Company's
        Quarterly Report on Form 10-QSB for the three-month period ended July
        30, 2004 (filed September 13, 2004); Current Reports on Form 8-K filed
        July 28, 2004, August 5, 2004, August 18, 2004 (amended August 20,
        2004), August 23, 2004 (Amended December 20, 2004), October 13, 2004,
        October 19, 2004, October 26, 2004, October 28, 2004, November 2,
        2004, November 10, 2004, November 15, 2004 (Amended December 20,
        2004), November 17, 2004 (Amended December 20, 2004), December 1, 2004
        (Amended December 20, 2004), December 6, 2004, December 9, 2004,
        December 23, 2004 and January 13, 2005.

        (3) All other reports filed pursuant to Section 13(a) or 15(d) of the
        Exchange Act of 1934, as amended (the "Exchange Act"), since the end of the fiscal year covered by the Company's annual report referenced in (1) above.

All Documents filed by the Company pursuant to section 13, or 15(d) of the
Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in an other subsequently filed document which also is incorporate or deemed to be incorporated by reference herein modified or superceded such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this
Prospectus.

Item 4. Description of Securities

The Company's Common Stock trades on the OTC Bulletin Board under the symbol
SWYC.

The Company's is authorized to issue 2,500,000,000 shares of Common Stock, par value $.0001, and 10,000,000 shares of Preferred Stock, par value $.0001. The presently outstanding shares of Common Stock are fully paid and non-assessable.
There are currently 1,000,000 Series A, 1,000,000 Series B, 982,000 Series C and
85,000 Series D issued and outstanding shares of the Company's Preferred Stock.
The preferred shares are convertible into 318,320,000 shares of the Company's
Common Stock

COMMON STOCK

As of December 22, 2004, 241,242,502 shares of Common Stock were issued and outstanding.

VOTING RIGHTS.

Holders of Common Shares are entitled to cast one vote for each share held of record at all shareholders meetings for all purposes.

DIVIDEND RIGHTS.

There are currently no limitations or restrictions upon the rights of the Board of Directors to declare dividends, and may pay dividends on shares of stock in cash, property, or our own shares, except when we are insolvent or when the payment thereof would render us insolvent subject to the provisions of the
Florida Statutes. We have not paid dividends to date, and we do not anticipate that we will pay any dividends in the foreseeable future.

LIQUIDATION RIGHTS

Upon liquidation or dissolution, each outstanding Common Share will be entitled to share equally in the Company's assets legally available for distribution to shareholders after the payment of all debts and other liabilities

PREEMPTIVE RIGHTS.

Except as may otherwise provided by the Board of Directors, no holder of any shares of the stock of the Corporation, shall have any preemptive right to purchase, subscribe for, or otherwise acquire any shares or stock of the
Corporation of any class now or hereafter authorized, or nay securities exchangeable for or convertible into such shares, or any warrants or other instruments evidencing rights or options to subscribe for, purchase, or otherwise acquire such shares.

DISSENTERS' RIGHTS

Dissenters' rights commonly arise in extraordinary transactions such as mergers, consolidations, reorganizations, substantial asset sales, liquidating distributions, and certain amendments to the Company's certificate of incorporation. Except as to certain transactions relating to reorganizations, mergers or consolidations, under current Florida law, a shareholder is afforded dissenters' rights, which, if properly exercised, may require the Company to purchase his shares. Dissenters' rights are not afforded to shareholders under current Florida law with regards to transactions relating to reorganizations, mergers or consolidations, except as and to the extent provided in the reorganization plan.

Item 5. Interest of Named Experts and Counsel

None.

Item 6. Indemnification of Directors and Officers

Pursuant to Section 607.0850 of the Florida Statutes, the Company has the power to indemnify any person made a party to any lawsuit by reason of being a director or officer of the Company, or serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys'
fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such actions suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of
1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

The following documents are filed as Exhibits to this Registration Statement:

Exhibit No.                               Document Title

5                                         Opinion Regarding Legality
23.1                                      Consent of Accountant
23.2                                      Consent of Attorney (Included in Exhibit 5)
23.3                                      Consent of Accountant
99.1                                      Amended Year 2004 Stock Award Plan

Item 9. Undertakings

The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) of the Securities Exchange Act of 1934
(and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that t claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Clearwater, State of Florida on January 19, 2005.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

SKYWAY COMMUNICATIONS HOLDING CORP.

/s/ James S. Kent
James S. Kent, CEO